Exhibit 99

RE: Raven Industries, Inc. P.O. Box 5107 Sioux Falls, SD 57117-5107
FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Tom Iacarella	Leslie Loyet
Vice President & CFO	Analyst/Media Inquiries
(605) 336-2750	(312) 640-6672
FOR IMMEDIATE RELEASE
THURSDAY, MARCH 12, 2009
RAVEN INDUSTRIES REPORTS RECORD RESULTS FOR FISCAL 2009
Fourth Quarter Profits Down 22 Percent
SIOUX FALLS, SD—March 12, 2009—Raven Industries, Inc. (RAVN: NasdaqNGS) announced today that the year ended January 31, 2009, represented its fifth-consecutive record for annual revenues and profits. This reflected significant increases in sales and operating earnings at the Applied Technology Division (formerly Flow Controls) and Aerostar. However, as previously announced, weak markets and margin pressures at Engineered Films and lower sales at Electronic Systems reduced fourth quarter results, and management expects recessionary pressures will continue to negatively affect performance in the current fiscal year.
Strong Year, Weaker Fourth Quarter
Annual sales grew 20 percent to $279.9 million, compared with $234.0 million for the prior 12 months, as three of the four operations experienced revenue gains. Net income increased by 11 percent to $30.8 million from $27.8 million, or $1.70 per diluted share versus $1.53.
Fourth quarter sales, at $59.9 million, were up 3 percent from $58.4 million in the year-ago period. Net income for the most recent three months was off 22 percent to $4.7 million, or 26 cents per diluted share, compared with $6.0 million, or 33 cents per diluted share, for last year’s quarter.
“Performance for our first nine months was very strong, led by high levels of demand for our Applied Technology products from a solid agricultural market,” explained Ronald M. Moquist, chief executive officer. “Then in the fourth quarter, we experienced a significant decline in sales for our Engineered Films business, as the commercial construction and oil and gas drilling markets collapsed. So while fourth quarter sales inched up to a new high, we saw a break in our record of 31-consecutive quarters of year-over-year increases in earnings.”
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Financial Relations Board serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefore. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

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Record Year for Applied Technology (formerly Flow Controls)
Revenues for the Applied Technology Division increased 60 percent to $103.1 million from $64.3 million for the prior year. International sales expanded 75 percent, now representing 17 percent of the division’s annual revenues. Operating income of $33.9 million compared with $19.1 million a year ago, or a 77 percent increase.
For the latest fourth quarter, sales of $19.6 million represented an 18 percent improvement from $16.6 million. This helped boost operating income by 17 percent to $5.3 million compared with $4.5 million in the same quarter last year.
“Our results were buoyed by phenomenal demand from the agricultural market during the year,” Moquist explained. “We have said all along that this kind of growth was unsustainable, and that it will be hard to beat that performance in our current year. However, Applied Technology should benefit from several factors. While commodity prices are down from prior records, they remain at strong levels. And growers still are seeing increases in input costs, creating demand for our precision application products. We plan to strengthen the distribution of our products domestically and internationally. We also expect to add to our complete suite of products that make farming more productive—by introducing complementary services such as helping growers build databases to better manage field information.”
High Material Costs and Competitive Pricing Reduce Income in Engineered Films
For the most recent year, Engineered Films Division sales rose 5 percent to $89.9 million from $85.3 million. Annual operating income was $10.9 million versus $17.7 million, a 38 percent decline. The decrease resulted from weakness that spread across its major markets during the year, high raw material costs for the plastic resin used to create films, and competitive pricing.
Sales for the fourth quarter were $14.5 million compared with $20.2 million a year ago, a 28 percent drop. Despite staff reductions and other cost control measures, the division swung to an operating loss of $178,000 in contrast to operating income of $3.4 million for last year’s three months.
“We believe ours is the most financially sound company in the fragmented industrial films marketplace,” Moquist said. “Our plan to ride out the current difficult market has three elements. First, we will emphasize product differentiation: creating high quality films at prices that are comparable with competitors’ lower performing commodity films—offering customers a better value for the same price. Second, we are negotiating better prices and terms on raw materials, which can account for up to 70 percent of our films’ price, so have a significant impact on margins. Third, we will improve operating efficiencies. This includes benefiting from the efficient extrusion equipment put in place in recent years, and sizing the business to reflect its current opportunities.”
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Difficult Year for Electronic Systems
Electronic Systems Division sales of $62.0 million were off 9 percent from $68.0 million for the prior year. Operating income for the latest year, at $5.9 million, declined 43 percent from $10.4 million.
Sales in the most recent fourth quarter were $16.1 million, down 3 percent from $16.5 million. Operating income rose 15 percent to $2.2 million versus $1.9 million for last year’s three months. This reflected the impact of facility consolidations and cost reductions, which began to offset lower revenues as the year progressed.
“Each quarter of this past year was affected by the downturn in new home construction and home improvements, and the loss of a customer through acquisition,” commented Moquist. “We shifted our focus to other markets we already serve that hold more promise. These include avionics and secure communications. Electronic Systems also is working to improve operational efficiencies. This is helping reduce total delivered cost—an important advantage as quality and supply chain disruptions associated with overseas competitors become more acute.”
Aerostar Posts Higher Sales, Operating Income
Aerostar’s annual sales grew 57 percent to $27.2 million from $17.3 million a year ago. Operating income of $4.2 million was more than double the prior-year’s $1.5 million.
For the latest three months, sales rose 83 percent to $10.2 million versus $5.6 million. Shipments of MC-6 Army parachutes resumed in November, after being suspended in the third quarter, boosting deliveries by nearly $3 million. Operating income reached $1.8 million, more than two times the $689,000 in the prior year’s three months.
“This business is in a strong position to weather the recession,” Moquist said. “Aerostar has contracts for parachutes and specialty protective outerwear for the military. Its aerostats are in demand by NASA, the military and scientific customers. We plan to grow by developing and promoting tethered aerostats, which have wide-ranging applications for communications, surveillance and intelligence work.”
Balance Sheet and Cash Flows Remain Strong
At January 31, 2009, cash and investment balances were $16.3 million, a decrease of $6.5 million from $22.8 million on the same date a year ago. The decline was due in large part to Raven returning $37.1 million to shareholders during the year, including stock repurchases and a special dividend.
Operating cash flows for the year, at $39.0 million, increased 44 percent from $27.2 million. Higher sales for Applied Technology were the main contributor to a 10 percent increase in accounts receivable, at $40.3 million compared with $36.5 million for the prior year. Inventory was down 2 percent, to $36.0 million, as larger balances in Applied Technology were more than offset by lower Engineered Films inventories. Capital expenditures in the latest 12 months
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increased to $8.0 million from $6.6 million, and primarily focused on ramping up capacity at Applied Technology. Expenditures for the current year are not expected to exceed $6 million, although that will be closely monitored. Regular cash dividends grew by 18 percent from a year ago, to $9.4 million, or 52 cents per share. In addition, a $22.5 million one-time cash dividend of $1.25 per share was distributed in November 2008.
Challenging Year Expected
“This will be the most challenging year in our history,” Moquist said. “Our outlook includes a continued downturn for the economy this year, and it factors in a long and slow recovery. Under these difficult conditions, we don’t expect to post another earnings record. What we can do, and have always done, is to optimize performance regardless of what happens in our markets, and be ready to take advantage of opportunities.
“Raven has the resources to come out of this recession a strong survivor, but this requires us to implement a new strategy,” Moquist continued. “For the near term, growing the business at previous target rates is no longer a priority. Our new strategy has three parts. First, we will protect the core. This means getting rid of everything that is non-core (from assets to product lines), defending our core assets (such as businesses that have performed well in the past but will struggle in a recession), and protecting our core values and beliefs. Second, we will generate and preserve cash. This includes defending the balance sheet and improving working capital turnover through tactics such as increasing inventory turns and cutting expenses to the bone—but continuing to pay the dividend. Third, we will continue to invest in quality when it comes to customers, suppliers, products and R&D.”
About Raven Industries, Inc.
Raven is an industrial manufacturer that provides electronic precision-agriculture products, reinforced plastic sheeting, electronics manufacturing services, and specialty aerostats and sewn products to niche markets.
Conference Call Information
Raven has scheduled a conference call today at 3:00 p.m. Eastern Daylight Time to discuss its year-end performance and outlook for the current year. Interested investors are invited to listen to the call by visiting the company’s Web site at www.ravenind.com 15 minutes before the call to download the necessary software.
In addition, a taped rebroadcast will be available beginning one hour after the call ends, and will continue through March 19, 2009. To access the rebroadcast, dial 888-203-1112 and enter this passcode: 5535724. A replay of the call will also be available at www.ravenind.com for 90 days.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. Without limiting the foregoing, the words, “anticipates,” “believes,”
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“expects,” “intends,” “may,” “plans,” and similar expressions are intended to identify forward-looking statements. The company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act. Although management believes that the expectations reflected in forward-looking statements are based on reasonable assumptions, there is no assurance these assumptions are correct or that these expectations will be achieved. Assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, those relating to weather conditions, which could affect some of the company’s primary markets, such as agriculture and construction; or changes in competition, raw material availability, technology or relationships with the company’s largest customers—any of which could adversely affect any of the company’s product lines—as well as other risks described in Raven’s 10-K under Item 1A. This list is not exhaustive, and the company does not have an obligation to revise any forward-looking statements to reflect events or circumstances after the date these statements are made.
For more information on Raven Industries, please visit www.ravenind.com.
FINANCIAL TABLES FOLLOW...
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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except earnings per share)

	Three Months Ended January 31			Twelve Months Ended January 31
			Fav (Unfav)			Fav (Unfav)
	2009	2008	Change	2009	2008	Change
Net sales	$59,931	$58,359	3%	$279,913	$233,957	20%
Cost of goods sold	47,852	45,291		212,032	174,809

Gross profit	12,079	13,068	(8)%	67,881	59,148	15%

Selling, general and administrative expenses	5,009	4,244		21,487	18,003

Operating income	7,070	8,824	(20)%	46,394	41,145	13%

Interest income and other, net	(36)	(264)		(507)	(1,079)

Income before income taxes	7,106	9,088	(22)%	46,901	42,224	11%

Income taxes	2,418	3,067		16,131	14,422

Net income	$4,688	$6,021	(22)%	$30,770	$27,802	11%

Net income per common share:
-basic	$0.26	$0.33	(21)%	$1.71	$1.54	11%
-diluted	$0.26	$0.33	(21)%	$1.70	$1.53	11%

Weighted average common shares outstanding:
-basic	18,026	18,135		18,044	18,108
-diluted	18,031	18,208		18,080	18,204
RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT
(In thousands)

	Three Months Ended January 31			Twelve Months Ended January 31
			Fav (Unfav)			Fav (Unfav)
	2009	2008	Change	2009	2008	Change
Net Sales:
Applied Technology	$19,644	$16,595	18%	$103,098	$64,291	60%
Engineered Films	14,520	20,189	(28)%	89,858	85,316	5%
Electronic Systems	16,050	16,500	(3)%	61,983	67,987	(9)%
Aerostar	10,176	5,564	83%	27,186	17,290	57%
Intersegment Eliminations	(459)	(489)		(2,212)	(927)

Total Company	$59,931	$58,359	3%	$279,913	$233,957	20%

Operating Income (Loss):
Applied Technology	$5,256	$4,504	17%	$33,884	$19,102	77%
Engineered Films	(178)	3,446	(105)%	10,919	17,739	(38)%
Electronic Systems	2,243	1,944	15%	5,926	10,365	(43)%
Aerostar	1,783	689	159%	4,219	1,506	180%
Intersegment Eliminations	(41)	(64)		(52)	(100)

Total Segment Income	9,063	10,519		54,896	48,612
Corporate Expenses	(1,993)	(1,695)	(18)%	(8,502)	(7,467)	(14)%

Total Company	$7,070	$8,824	(20)%	$46,394	$41,145	13%

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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	January 31	January 31
	2009	2008
ASSETS
Cash, cash equivalents and short-term investments	$16,267	$22,772
Accounts receivable, net	40,278	36,538
Inventories	35,977	36,529
Other current assets	5,551	5,030

Total current assets	98,073	100,869

Property, plant and equipment, net	35,880	35,743
Other assets, net	10,462	11,249

	$144,415	$147,861

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$9,433	$8,374
Accrued and other liabilities	13,889	13,734

Total current liabilities	23,322	22,108

Other liabilities	7,537	7,478
Shareholders’ equity	113,556	118,275

	$144,415	$147,861

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(In thousands)

	Twelve Months Ended January 31
	2009	2008
Cash flows from operating activities
Net income	$30,770	$27,802
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,758	7,344
Other operating activities, net	509	(7,995)

Net cash provided by operating activities	39,037	27,151

Cash flows from investing activities
Capital expenditures	(8,001)	(6,635)
Other investing activities, net	1,001	2,202

Net cash used in investing activities	(7,000)	(4,433)

Cash flows from financing activities
Dividends paid	(31,884)	(7,966)
Purchase of treasury stock	(5,180)	(592)
Other financing activities, net	95	288

Net cash used in financing activities	(36,969)	(8,270)

Effect of exchange rate changes on cash	(73)	41

Net (decrease) increase in cash and cash equivalents	(5,005)	14,489
Cash and cash equivalents at beginning of period	21,272	6,783

Cash and cash equivalents at end of period	16,267	21,272
Short-term investments	—	1,500

Cash, cash equivalents and short-term investments	$16,267	$22,772

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